Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Pre-Effective Amendment No. 1 to Form S-3 Registration Statement of our report relating to the financial statements of United States Oil Fund, LP as of December 31, 2008, 2007 and 2006 and for the years ended December 31, 2008 and 2007 and the period from April 10, 2006 (commencement of operations) through December 31, 2006 and the effectiveness of United States Oil Fund, LP’s internal control over financial reporting for the year ended December 31, 2008 dated  February 18, 2009, and to the reference to our Firm as “Experts” in the Prospectus.

/s/ SPICER JEFFRIES LLP

Greenwood Village, Colorado
June 15, 2009